Exhibit 10.4

Avista Corporation

2006 NEO Performance Share Awards Table

Name and Principal Position	Total Number of Performance Shares Paid	Total Value of Performance Shares Paid	Cash Dividend Equivalent Rights
Gary G. Ely	77,280	$1,375,584	$119,784
Chairman of the Board, President and Chief Executive Officer
Malyn K. Malquist	18,600	$331,080	$28,830
Senior Vice President and Chief Financial Officer
Scott L. Morris	18,600	$331,080	$28,830
Senior Vice President
David J. Meyer	18,600	$331,080	$28,830
Vice President and Chief Counsel for Regulatory and Governmental Affairs
Karen S. Feltes	6,360	$113,208	$9,858
Senior Vice President of Human Resources and Corporate Secretary

The table above shows information regarding performance shares paid out under the Company’s Long-Term Incentive Compensation Plan as confirmed by the Compensation & Organization Committee of the Board of Directors on February 9, 2006 to each executive officer who is expected to be a NEO in the 2006 Proxy Statement. The payout was based on the Company’s three-year total shareholder return compared to the returns reported in the S&P 400 MidCap Utilities Index. To receive 100 percent of the award, the Company had to perform at the 55th percentile among the S&P 400 MidCap Utilities Index. To receive 150 percent of the award, the Company had to perform at or above the 85th percentile ranking. Awards were pro-rated for performance between the 55th and 85th percentile rankings.

The payout equaled 120 percent of the performance shares granted because the Company performed at the 67th percentile among the S&P 400 MidCap Utilities Index during the three-year period ended December 31, 2005. Dividend Equivalent Rights were calculated and paid out in cash to the extent the performance shares were paid.

The total value of performance shares paid is based on the average of the low and high price of the Company’s Common Stock on January 3, 2006 of $17.80 per share.